                                                                   Exhibit 23.02



CONSENT OF DELOITTE & TOUCHE LLP


We consent to the incorporation by reference in Registration Statement Numbers 33-48371, 33-45001, 33-43025, 33-36110 and 33-53913 of Cadence Design Systems,
Inc. on Form S-8 of our report dated January 27, 1992 (relating to the consolidated financial statements of Valid Logic Systems Incorporated, not presented separately herein) appearing in this Amendment No. 1 to the Annual Report of Cadence Design Systems, Inc. on Form 10-K/A for the year ended December 31, 1993.


Our audit of the financial statements referred to in our aforementioned report also included the financial statement schedules of Valid Logic Systems Incorporated for the year ended December 31, 1991 listed below (which are not presented separately herein). These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion such financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Schedule VIII    -  Valuation and qualifying accounts and reserves

Schedule IX      -  Short-term borrowings

Schedule X       -  Supplementary income statement information






DELOITTE & TOUCHE LLP
San Jose,  California

March 9, 1995









                                       53